FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG FIRST QUARTER RESULTS AND UPDATES 2018 FINANCIAL OUTLOOK
SPARKS, Md., March 27, 2018 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 28, 2018 and updated its latest financial outlook for fiscal year 2018.

•	Sales rose 19% in the first quarter from the year-ago period. In constant currency, the company grew sales 15%, with strong results in both the consumer and flavor solutions segments.

•
Operating income was $184 million in the first quarter compared to $134 million in the year-ago period. Adjusted operating income was $195 million, a 41% increase from $138 million in the first quarter of 2017, and a 38% increase in constant currency.

•
Earnings per share was $3.18 in the first quarter, including the non-recurring net favorable impact of the recent U.S. tax legislation, as compared to $0.74 last year. Adjusted earnings per share rose 32% to $1.00 from $0.76 in the year ago period.

•
For the 2018 fiscal year, McCormick updated its financial outlook. McCormick expects to increase sales year-on-year by 13% to 15%, which includes two percentage points favorable currency impact. The company expects to achieve earnings per share of $6.85 to $6.95 in fiscal year of 2018, compared to $3.72 in 2017. Adjusted earnings per share is expected to be $4.85 to $4.95, which is an increase of 14% to 16% from $4.26 in 2017. The earnings per share outlooks have been updated to reflect both a lower adjusted effective income tax rate and a lower net impact from the net favorable non-recurring impact of the recent U.S. tax legislation.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “McCormick's first quarter results were a great start to fiscal year 2018 as we continue to build on the momentum of our milestone year in 2017. Reflecting the successful execution of our strategies, we delivered double-digit sales, adjusted operating income and adjusted earnings per share growth as well as significant operating margin expansion.
“Both our consumer and flavor solutions segments contributed to our constant currency sales growth of 15%. Our consumer segment grew across each region led by incremental sales from the acquisition of RB Foods in addition to strong growth in our Asia/Pacific region, led by China. Similarly, our flavor solutions business grew across each region through incremental sales from acquisitions, increased sales of our flavors and branded foodservice in the Americas region as well as greater demand from quick service restaurants in the Europe, Middle East and Africa (EMEA) and Asia/Pacific regions. Across both of our segments, we are pleased with the Frank’s RedHot and French’s performance which is in line with our plans.
"McCormick is a global leader in flavor with a broad and advantaged global portfolio which continues to grow and position us to fully meet the demand for flavor around the world. All over the world, people desire great tasting foods and drinks with rich, authentic flavor. And we deliver flavor across all markets and through all channels. We are focused on growth, delivering against our objectives, strengthening our organization and building the McCormick of the future. Through the execution of our strategies we are becoming even better positioned to drive future growth and are confident in our continued success. We are balancing our resources and efforts to drive sales with our work to lower costs, and are on-track to achieve at least $100 million of cost savings in 2018 led by our Comprehensive Continuous Improvement (CCI) program.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are confident in our continuing momentum for growth in 2018 to deliver strong financial results and build value for our shareholders."
First Quarter 2018 Results
McCormick reported a 19% sales increase in the first quarter from the year-ago period, including a 4% favorable impact from currency. Sales from RB Foods and Giotti, acquired in August 2017 and December 2016, respectively, added 12% to the sales increase. Consumer segment sales grew by 19% including a 4% favorable impact from currency and 13% from the incremental impact of RB Foods. The remaining increase was primarily driven by the Americas and Asia/Pacific regions. Flavor solutions segment sales grew by 18%, including a 3% favorable impact from currency and 12% from the incremental impact of RB Foods and Giotti. Increased sales across all regions drove the remaining increase. In constant currency, the company grew sales 15%.

Gross profit margin increased 240 basis points versus the year ago period. This expansion was driven by our shift in the portfolio to more value added products, including the impact of RB Foods, and CCI-led cost savings. Operating income was $184 million in the first quarter compared to $134 million in the year-ago period. This increase was due to higher sales and gross margin expansion, offset in part by an increase in brand marketing and transaction and integration expenses from the RB Foods acquisition. The company recognized $9 million of transaction and integration expenses in operating income related to the RB Foods acquisition in the first quarter of 2018. The company recorded $2 million of special charges in the first quarter of 2018 related to organization and streamlining actions versus $4 million in 2017. Excluding transaction and integration expenses as well as special charges adjusted operating income was $195 million compared to $138 million in the year-ago period. In constant currency, the company grew adjusted operating income 38%.
Earnings per share was $3.18 in the first quarter of 2018 compared to $0.74 in the year-ago period. The net favorable non-recurring impact of the recent U.S. tax legislation (U.S. Tax Act), partially offset by transaction and integration expenses as well as special charges increased earnings per share by $2.18 in 2018. Special charges lowered earnings per share by $0.02 in 2017. Excluding these impacts, adjusted earnings per share was $1.00 in the first quarter of 2018 compared to $0.76 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income and a lower adjusted income tax rate as a result of the U.S. Tax Act and favorable discrete items, including the exercise of stock options during the quarter, which were partially offset by higher interest expense and shares outstanding. This increase also includes the favorable impact of foreign currency rates.
The company's net cash used for operating activities in the first quarter of 2018 was $21 million compared to net cash provided by operating activities of $44 million in the first quarter of 2017. The decrease was mainly due to the timing associated with working capital payments and the higher level of interest payments.
2018 Financial Outlook
For the 2018 fiscal year, McCormick updated its financial outlook as it now expects a more favorable impact from foreign currency exchange rates on sales, a lower adjusted income tax rate and a lower impact from the net favorable non-recurring impact of the recent U.S. Tax Act. The company reaffirmed the expected growth for adjusted operating income.
In 2018, the company expects to grow sales 13% to 15% compared to 2017, including two percentage points favorable impact from currency rates. This is an increase from previous guidance of 12% to 14% which included only a one percentage point favorable impact from currency rates. The company expects to drive sales growth with the incremental impact of acquisitions completed in 2017, new products, brand marketing and expanded distribution. Sales growth is also expected to include the incremental impact of pricing from 2017 in addition to actions taken in 2018 to offset an anticipated low-single digit increase in material costs. The company has plans to achieve at least $100 million of cost savings and intends to use these savings to improve margins, fund an increase in brand marketing, and as a further offset to increased material costs.
Operating income in 2018 is expected to grow 32% to 34% from $702 million of operating income in 2017. Transaction and integration expenses from the RB Foods acquisition of approximately $23 million are currently projected to impact operating income for 2018. Special charges of approximately $18 million are currently projected for 2018 that relate to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2018 and 2017, the expected growth in adjusted operating income is 23% to 25% from adjusted operating income of $786 million in 2017. This growth includes an estimated one percentage point favorable impact from currency.
McCormick projects 2018 earnings per share to be in the range of $6.85 to $6.95 compared to $3.72 of earnings per share in 2017. Excluding an anticipated favorable per share impact in 2018 of $2.00, consisting of the estimated net favorable non-recurring impact of the U.S. Tax Act, partially offset by the estimated effects of transaction and integration expenses related to RB Foods and of special charges, the company projects 2018 adjusted earnings per share to be in the range of $4.85 to $4.95. This is an increase from the previous guidance of $4.80 to $4.90 and reflects a reduction of the company’s expected adjusted effective tax rate to approximately 23% for fiscal year 2018. The updated guidance projects 14% to 16% growth from adjusted earnings per share of $4.26 in 2017 and includes an estimated one percentage point favorable impact from currency. The impact of favorable currency is expected to be greater in the first half of the year than in the second half. For fiscal year 2018, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended
	2/28/2018	2/28/2017
Net sales	$757.4	$638.6
Operating income, excluding special charges, transaction and integration expenses	132.2	97.9
The company grew consumer segment sales 19% when compared to the first quarter of 2017. In constant currency sales rose nearly 15% with increases in each of the company's three regions.

•
Consumer sales in the Americas rose 22% compared to the first quarter of 2017. In constant currency, the increase was 21% with RB Foods contributing 20% to sales growth. The remaining increase was driven by the incremental impact of 2017 pricing actions as well as favorable volume and mix, partially offset by the impact of trade inventory reductions.

•
Consumer sales in EMEA increased 14%. In constant currency, sales increased 1% from the year-ago period driven by RB Foods. The base sales growth was relatively flat with volume growth led by France offset by trade promotional activities.

•	First quarter consumer sales in the Asia/Pacific region rose 12% and in constant currency, sales rose 6%. The sales growth was led by China and India.
Consumer segment operating income rose 35% to $132 million for the first quarter of 2018 compared to $98 million in the year-ago period. In constant currency, adjusted operating income rose 32%. The favorable impact of higher sales, including favorable mix, and CCI-led cost savings more than offset the unfavorable impact of increases in brand marketing and freight costs.

Flavor Solutions Segment

(in millions)	Three months ended
	2/28/2018	2/28/2017
Net sales	$479.7	$405.1
Operating income, excluding special charges, transaction and integration expenses	62.4	39.9
Flavor solutions segment sales increased 18% from the first quarter of 2017. In constant currency, the flavor solutions segment grew 15% with increases in each of the company's three regions.

•
Flavor solutions sales in the Americas grew 19% from the year ago period. In constant currency, the growth was 18% with sales from RB Foods contributing 17%. The remaining growth was led by the increased sales of flavors, snack seasonings in Mexico and branded foodservice. Sales in this region were negatively impacted by the exit of lower margin business.

•
First quarter flavor solutions sales in EMEA rose 22% and in constant currency, rose 12%. RB Foods and Giotti contributed 4% to sales growth. Increased sales to quick service restaurants and within our flavor category drove the remaining increase.

•
Flavor solutions sales in the Asia/Pacific region increased 11% in the first quarter of 2018 versus the same period in 2017 and in constant currency, the increase was 4%. The growth was driven by new product sales to quick service restaurants, primarily in China.

Flavor solutions segment operating income rose 56% to $62 million for the first quarter of 2018 compared to $40 million in the year-ago period. In constant currency, adjusted operating income rose 52%. The favorable impact of higher sales, product mix and CCI-led cost savings drove the increase.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of items associated with our acquisition of RB Foods on August 17, 2017 as these items significantly impact comparability between years. These financial measures also exclude, for 2018, and the comparison of our results for 2018 to 2017, the net estimated impact of the effects of the one-time transition tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the U.S. Tax Act passed in December 2017 as these items will significantly impact comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Flavor Solutions Segment and McCormick International; President Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold; outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition, including the costs related to the bridge financing commitment that was included in other debt costs in 2017. We incurred these costs in 2017 and will incur additional integration costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax benefit of $297.9 million recognized during the first quarter of 2018, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously deferred earnings of non-U.S. subsidiaries.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, the impact of the acquisition date-inventory fair value adjustment on cost of goods sold, transaction and integration expenses, other debt costs and income taxes associated with the U.S. Tax Act provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended
	2/28/2018	2/28/2017
Operating income	$183.7	$134.2
Impact of transaction and integration expenses	8.7	—
Impact of special charges	2.2	3.6
Adjusted operating income	$194.6	$137.8
% increase versus prior period	41.2%
Adjusted operating income margin (1)	15.7%	13.2%

Income taxes	$(271.1)	$33.3
Non-recurring benefit, net, of the U.S. Tax Act (2)	297.9	—
Impact of transaction and integration expenses	1.8	—
Impact of special charges	0.6	1.1
Adjusted income taxes	$29.2	$34.4

Net income	$422.6	$93.5
Impact of transaction and integration expenses	6.9	—
Impact of special charges	1.6	2.5
Non-recurring benefit, net, of the U.S. Tax Act (2)	(297.9)	—
Adjusted net income	$133.2	$96.0
% increase versus prior period	38.8%

Earnings per share - diluted	$3.18	$0.74
Impact of transaction and integration expenses	0.05	—
Impact of special charges	0.01	0.02
Non-recurring benefit, net, of the U.S. Tax Act (2)	(2.24)	—
Adjusted earnings per share - diluted	$1.00	$0.76
% increase versus prior period	31.6%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
The non-recurring income tax benefit, net, associated with the U.S. Tax Act of $297.9 million is based upon estimates and judgments that we believe to be reasonable. That benefit is provisional and may change during the measurement period as a result of among other things, changes in interpretations and assumptions we have made, guidance that may be issued and other actions we may take as a result of the U.S. Tax Act different from that presently assumed.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended February 28, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	22.2%	0.5%	21.7%
EMEA	14.0%	12.9%	1.1%
Asia/Pacific	12.1%	6.0%	6.1%
Total consumer segment	18.6%	4.2%	14.4%
Flavor solutions segment
Americas	18.9%	1.3%	17.6%
EMEA	21.6%	9.8%	11.8%
Asia/Pacific	10.7%	6.7%	4.0%
Total flavor solutions segment	18.4%	3.6%	14.8%
Total net sales	18.5%	3.9%	14.6%
Adjusted operating income
Consumer segment	35.0%	3.0%	32.0%
Flavor solutions segment	56.4%	3.9%	52.5%
Total adjusted operating income	41.2%	3.2%	38.0%
To present the percentage change in projected 2018 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2018 and are compared to the 2017 results, translated into U.S. dollars using the same 2018 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2017. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2017 or projected shares outstanding for fiscal year 2018, as appropriate.
The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2018 and actual results for 2017:

(in millions except per share data)	Twelve Months Ended
	2018 Projection	11/30/17
Earnings per share - diluted	$6.85 to $6.95	$3.72
Impact of special charges, transaction and integration expenses, and other debt costs	0.24	0.54
Estimated non-recurring benefit, net, of recent U.S. tax legislation	(2.24)	—
Adjusted earnings per share - diluted	$4.85 to $4.95	$4.26

Percentage change in sales	13% to 15%
Impact of foreign currency exchange rates	2%
Percentage change in sales on constant currency basis	11% to 13%

Percentage change in adjusted operating income	23% to 25%
Impact of foreign currency exchange rates	1%
Percentage change in adjusted operating income on constant currency basis	22% to 24%

Percentage change in adjusted earnings per share	14% to 16%
Impact of foreign currency exchange rates	1%
Percentage change in adjusted earnings per share on constant currency basis	13% to 15%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions, brand marketing support and income tax expense, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. Tax Act; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods;  issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.8 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
#  #  #
For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 28, 2018	February 28, 2017
Net sales	$1,237.1	$1,043.7
Cost of goods sold	717.1	630.7
Gross profit	520.0	413.0
Gross profit margin	42.0%	39.6%
Selling, general and administrative expense	325.4	275.2
Transaction and integration expenses	8.7	—
Special charges	2.2	3.6
Operating income	183.7	134.2
Interest expense	41.8	14.5
Other income, net	1.5	0.1
Income from consolidated operations before income taxes	143.4	119.8
Income tax (benefit) expense	(271.1)	33.3
Net income from consolidated operations	414.5	86.5
Income from unconsolidated operations	8.1	7.0
Net income	$422.6	$93.5

Earnings per share - basic	$3.22	$0.75

Earnings per share - diluted	$3.18	$0.74

Average shares outstanding - basic	131.2	125.1
Average shares outstanding - diluted	132.9	126.9

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 28, 2018	February 28, 2017
Assets
Cash and cash equivalents	$179.6	$125.7
Trade accounts receivable, net	502.0	404.4
Inventories	827.7	767.2
Prepaid expenses and other current assets	96.7	87.8
Total current assets	1,606.0	1,385.1
Property, plant and equipment, net	823.1	682.8
Goodwill	4,626.0	1,857.6
Intangible assets, net	2,907.1	473.9
Investments and other assets	400.8	351.7
Total assets	$10,363.0	$4,751.1

Liabilities
Short-term borrowings and current portion of long-term debt	$756.3	$889.6
Trade accounts payable	584.4	448.4
Other accrued liabilities	530.8	400.4
Total current liabilities	1,871.5	1,738.4
Long-term debt	4,378.6	803.5
Deferred taxes	662.3	122.9
Other long-term liabilities	378.2	354.7
Total liabilities	7,290.6	3,019.5
Shareholders’ equity
Common stock	1,692.2	1,091.1
Retained earnings	1,592.3	1,073.1
Accumulated other comprehensive loss	(224.3)	(445.0)
Non-controlling interests	12.2	12.4
Total shareholders’ equity	3,072.4	1,731.6
Total liabilities and shareholders’ equity	$10,363.0	$4,751.1

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 28, 2018	February 28, 2017
Operating activities
Net income	$422.6	$93.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.6	28.3
Stock based compensation	4.3	4.1
Non-cash income tax benefit (related to U.S. Tax Act)	(297.9)	—
Income from unconsolidated operations	(8.1)	(7.0)
Changes in operating assets and liabilities	(185.0)	(80.2)
Dividends from unconsolidated affiliates	7.0	5.6
Net cash flow (used in) provided by operating activities	(20.5)	44.3

Investing activities
Acquisition of businesses (net of cash acquired)	(4.2)	(124.0)
Capital expenditures	(31.3)	(29.6)
Proceeds from sale of property, plant and equipment	0.3	0.9
Net cash flow used in investing activities	(35.2)	(152.7)

Financing activities
Short-term borrowings, net	423.6	247.8
Long-term debt borrowings	6.4	—
Long-term debt repayments	(319.8)	(2.5)
Proceeds from exercised stock options	16.9	8.2
Taxes withheld and paid on employee stock awards	(2.9)	(1.7)
Common stock acquired by purchase	(16.8)	(82.7)
Dividends paid	(68.2)	(58.9)
Net cash flow provided by financing activities	39.2	110.2

Effect of exchange rate changes on cash and cash equivalents	9.3	5.5
(Decrease) increase in cash and cash equivalents	(7.2)	7.3
Cash and cash equivalents at beginning of period	186.8	118.4

Cash and cash equivalents at end of period	$179.6	$125.7